ARTICLES OF INCORPORATION
(Pursuant to NRS 78)

ARTICLE I: The name of the Corporation shall be SmartMetric, Inc.

ARTICLE II: The name and address of the Resident Agent shall be John K. Jorczak, 8109 Chevoit Court, Las Vegas, Nevada 89129.

ARTICLE III: The amount of shares hall be 100,000,000 shares of stock of which 50,000,000 shares are designated Class A Common Stock, par value $0.001 per share (“Class A Common Stock”).

45,000,000 shares are designated Common Stock, par value $0.001 per share (“Common Stock”).

5,000,000 shares are designated Preferred Stock, par value $0.01 per share (“Preferred Stock”).

ARTICLE IV:     The corporation shall initially have initially one director. The name and address of the Director is:

John K. Jorczak, 8109 Chevoit Court, Las Vegas, Nevada 89129.

ARTICLE V:  The purpose of this Corporation is to engage in or transact any or all lawful activities or business permitted under the laws of the United States of the State of Nevada.

ARTICLE VI:   The name and address of the incorporator is:

/s/ Marie P. Jorczak

Marie P. Jorczak – Incorporator
8108 SW 103 Ave
Miami, FL 33173